UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): March 20, 2008

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InterDigital, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	1-11152	23-1882087
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No)
781 Third Avenue, King of Prussia, Pennsylvania	19406-1409
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: 610-878-7800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Nokia Updates.

1. Nokia Corporation and InterDigital are in settlement discussions and have made substantial progress towards resolution of all disputes between them.

2. On February 13, 2008, Nokia Corporation filed an action in the U.S. District Court for the Southern District of New York (the "Court") seeking to preliminarily enjoin InterDigital from proceeding against Nokia Corporation and Nokia, Inc. in the United States International Trade Commission investigation captioned In re Certain 3G Mobile Handsets and Components Thereof, Investigation No. 337-TA-613 (the "Investigation"). Nokia alleges that it has a license to the patents asserted against it in the Investigation as a result of a TDD development project between Nokia and InterDigital completed in 2003. InterDigital believes that Nokia does not have such a license and, in any event, that Nokia is not entitled to arbitrate whether it has such a license.

On March 20, 2008, the Court, ruling from the bench, decided that Nokia is likely to prevail on the issue of whether its alleged entitlement to a license is arbitrable. The Court did not consider or rule on whether Nokia is entitled to such a license. As a result, the Court ordered InterDigital to participate in arbitration of the license issue. The Court also ordered InterDigital to cease participation in the Investigation by April 11, 2008, but only with respect to Nokia. The Court also ordered Nokia to post a $500,000 bond by March 28, 2008.

InterDigital disagrees with the Court’s decision and has filed a notice of appeal and intends to request an expedited resolution of the appeal. InterDigital expects to continue to participate in the Investigation against Nokia to the extent permitted by the Court's order or any change in that order that might occur as a result of InterDigital's appeal. The Court’s order has no effect on the Investigation with respect to Samsung Electronics Co. Ltd and certain of its affiliates ("Samsung"), for which the evidentiary hearing continues to be scheduled to commence April 21, 2008. The patents asserted by InterDigital against Nokia in the Investigation are also being asserted against Samsung in the Investigation and will continue to be part of the evidentiary hearing in the Investigation with respect to Samsung.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

INTERDIGITAL, INC.

		By:	/s/ Steven W. Sprecher
Steven W. Sprecher
General Counsel and Gov’t Affairs Officer

Dated:	March 24, 2008